                                RECORD OF ACTION

     In accordance with the authority granted by a resolution of the Board of Directors of Sun Life Assurance Company of Canada (U.S.) ("Company") on
October 29, 1998, which resolution continues in force and effect, the undersigned President and Vice President and Actuary of the Company hereby take the following actions and hereby confirm:

     1. The undersigned confirm the establishment of a separate account for the purpose of issuing flexible premium variable life insurance contracts ("Contracts"); this separate account, known as Sun Life of Canada (U.S.) Variable Account I (Separate Account"), has been established as of the 1st day of December 1998:

          (a) The Separate Account shall be divided initially into separate sub-accounts (the "Sub-Accounts"), the assets of each of which shall be invested exclusively in shares of a corresponding open-end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, or series thereof (each an "Underlying Fund"). Each Sub-Account now or hereafter added may be designated in any manner which identifies the applicable Sub-account with its corresponding Underlying Fund.

          (b) In accordance with Section 2932 of the Delaware Insurance Code, the income, gains and losses, realized or unrealized, from assets allocated to the Separate Account shall be credited to or charged against the Separate Account, without regard to other income, gains or losses of the Company; and further, the income, gains and losses realized or unrealized, from assets allocated to any Sub-Account shall be credited to or charged against that Sub-Account, without regard to other income, gains or losses of the Company or any other Sub-Account. All Contracts shall contain appropriate language to this effect.

     2. The Standards of Suitability established by the Company in accordance with a resolution adopted on July 30, 1986 by the Board of Directors of the Company, which resolution continues in force and effect, (as set forth herein), shall apply to all such Contracts:

          "no recommendation shall be made by an agent of the Company to an applicant to purchase a variable life insurance policy and no variable life insurance policy shall be issued by the company in the absence of reasonable grounds to believe that the purchase of such policy is not unsuitable for such applicant on the basis of information furnished after reasonable inquiry of such applicant concerning the applicant's insurance and investment objectives, financial situation and needs and any other information known to the company or to the agent making the recommendation."



Dated:  March 30, 1999
       -----------------------

                                             SUN LIFE ASSURANCE
                                             COMPANY OF CANADA (U.S.)


                                             By:  /s/ C. James Prieur
                                                  ------------------------------
                                                  James Prieur, President


                                             By:  /s/ Robert P. Vrolyk
                                                  ------------------------------
                                                  Robert P. Vrolyk,
                                                  Vice President and Actuary